Exhibit 10.1

EMPLOYMENT RELEASE AGREEMENT

As a result of the separation of employment between Kelly Tacke (“You” or “Employee”) and CSW Industrials, Inc. (including its owners, shareholders, divisions, affiliates, subsidiaries, successors, employees, officers and directors) (the “Company”), you and the Company enter into the following Employment Release Agreement (“Agreement”) and acknowledge and agree as follows:

NOTE: Any non-disclosure, non-disparagement or waiver provision in this Agreement does not prohibit or restrict you from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any self-regulatory organization or state or federal regulatory authority, regarding the Company, your employment, this release or its underlying facts or circumstances. Any cooperation provision in the Agreement does not require you to contact the Company regarding the subject matter of any such communications before engaging in such communications.

1.	Your employment will terminate effective close of business, June 15, 2016 (“Termination Date”). In conjunction with the termination of your employment, you shall resign all officer positions with the Company. You must return this Agreement to the Company no later than twenty-one (21) days after receiving it; otherwise, the Company’s offer shall expire.

2.	Severance:

a.	As consideration for this Agreement, the adequacy of which you acknowledge, the Company agrees to pay you a discretionary severance payment in the gross amount of three hundred and ninety five thousand dollars ($395,000.00), less lawful withholdings, an amount to which you acknowledge you are not otherwise entitled (the “Severance Payment”). The Severance Payment will be paid to you on the Company’s first payroll run following the Termination Date in accordance with the Company’s established payroll practices, but in no event later than June 30, 2016.

As a condition to receipt of the Severance Payment, you must perform all of the following prior to the Termination Date in a manner satisfactory to the Company:

i.	Execute the Form 10-K for the fiscal year ended March 31, 2016 (the “2016 Form 10-K”) in your capacity as the Company’s principal financial officer;

ii.	Execute all necessary certifications included as exhibits to the 2016 Form 10-K in your capacity as the Company’s principal financial officer; and

iii.	Execute the representation letter, and any other required documentation, required by the Company’s independent public accounting firm in connection with the 2016 Form 10-K and completion of the associated audit.

The conditions contained in (i), (ii) and (iii) above constitute the full extent of work responsibilities that will be required of you through the Termination Date, and subject to your compliance with the terms and conditions of this Agreement, there are no other conditions upon which your receipt of the Severance Payment is contingent.

b.	After the Termination Date, your eligibility for continuation of coverage under the Company’s group medical, dental and vision insurance plans normally would be governed exclusively by the continuation coverage provisions of such plans and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Pursuant to this Agreement, however, during any portion of the period beginning on the day following the Termination Date and ending six (6) months later that you and your dependents participate in a Company group health plan through COBRA, the Company will pay the COBRA premium. If you become eligible for health coverage under another group health insurance plan with a subsequent employer, you agree to notify the Company within five (5) business days, and you agree and understand that the Company’s obligations under this Section 2 to subsidize your COBRA payment shall immediately cease. If you elect COBRA continuation coverage after the above six (6) month period, you will responsible for the full amount of the COBRA payment.

c.	Nothing in this Agreement adversely affects any right you may have to: (i) base wages earned by you through the Termination Date, and you shall be paid all such wages regardless of whether you sign this Agreement; (ii) earned, unused vacation/PTO, less appropriate withholdings; (iii) reimbursement for approved business expenses incurred by you through the Termination Date for which you have not been reimbursed; (iv) continuation insurance coverage pursuant to the terms of Company-provided insurance plans or applicable law; and (v) vested retirement benefits to which you are entitled as of the Termination Date pursuant to the terms of any Company retirement benefit plan(s) or applicable laws. Moreover, all rights afforded to you under the Employee Matters Agreement (dated September 8, 2015 between Capital Southwest Corporation and the Company), the Company’s 2015 Equity and Incentive Compensation Plan and the individual award agreements under such plan, as applicable, remain governed by the terms of each such plan and such agreements and are unaffected by your Release as contained in Section 6 of this Agreement. For the sake of clarity concerning the foregoing sentence, the Company considers your termination of employment to be a termination without cause, and the vesting of certain existing, unvested equity and cash incentive awards resulting from the Company’s spin-off from Capital Southwest Corporation (which are captured by the foregoing sentence) shall be determined in a manner consistent with the vesting provisions and other terms and conditions of such awards, and the Company agrees to take all actions reasonably necessary to arrange for and/or enable the vesting or payment of such awards, as applicable, as promptly as possible following the Termination Date. In the event of your death or permanent disability after the date you accept this Agreement but prior to your receipt of all consideration and benefits contained in this Section 2, such consideration and benefits will inure to the benefit of your estate, as applicable.

d.	You acknowledge that, except as set forth in this Agreement, the Company does not have, and will not have, any obligation to provide you at any time in the future with any payments, benefits, bonuses (including but not limited to a bonus with respect to the fiscal years ended March 31, 2016 or March 31, 2017) or considerations other than those recited in Section 2 of this Agreement. You agree that these payments and benefits are not required under the Company’s normal policies and procedures, and they provide adequate consideration for this Agreement.

3.	You represent that no incident has occurred during your employment with the Company that could form the basis for any claim by you against the Company under the so-called worker’s compensation laws of any jurisdiction.

4.	You acknowledge that the Company has no obligation to employ, hire or rehire you, to consider you for hire, or to deal with you in any respect at any location, office, or place of business with regard to future employment or potential employment. Accordingly, in order to prevent the occurrence of any future dispute, you hereby agree: (i) that you will not ever apply for or otherwise seek employment by the Company or its affiliates at any time in the future, at any location, office, or place of business, and (ii) that your forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory. You further agree that failure to reinstate or hire you in the future will not subject the Company or its affiliates to liability of any kind. Notwithstanding anything herein to the contrary, it will not be a violation of this Agreement for you to represent to third parties that you are eligible for re-hire with the Company.

5.	In the event the Company receives any inquiries from prospective employers, the Company’s standard practice is to respond by advising that the Company’s policy is to provide information only as to service dates and positions held and by providing such information. If the Company is asked whether you are eligible for re-hire, the Company will advise that it does not provide such information. You should instruct any prospective employers to direct their reference inquiries to Joseph B. Armes, Chairman and Chief Executive Officer, or any future CEO.

6.

RELEASE. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. In consideration of this

Agreement and all payments and benefits to be paid or accorded to you under this Agreement and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, agree to waive all claims, both known and unknown, and release, quitclaim unto, demise unto, and discharge the Company and its past and present respective affiliates, subsidiaries, employee benefit plans, directors and officers, fiduciaries, employees, agents, attorneys, successors and assigns, in their individual, official and corporate capacities, from any and all demands, commissions, bonuses, wages, salaries, debts, sums of money, accounts, damages, financial information, liabilities, rights of reinstatement, actions, causes of action, and/or suits at law or in equity, of any kind or nature whatsoever, whether known or not now known, including, but not limited to (i) those arising from, relating to, or in connection with any acts or omissions related to any matter at any time prior to and including the date of your execution of this Agreement, and (ii) those arising from, relating to, or in connection with your employment with or separation from the Company, from the beginning of time up to and including the date of your execution of this Agreement. The claims you are releasing and waiving include, but are not limited to, any claims which you may have under any contract or policy, whether such policy is written or oral, express or implied; demands and causes of action for any alleged violation of any federal, state or local statutes, ordinances or common laws; tortious or contractual wrongful discharge or conduct; breach of the covenant of good faith and fair dealing; violation of public policy; tortious interference with contract or prospective business relations; intentional or negligent infliction of emotional distress; fraud or misrepresentation; battery or assault; negligence; negligent hiring or supervision; vicarious liability for the torts of others; invasion of privacy; failure to pay wages, stock awards, bonuses, commissions, incentive pay, benefits, vacation pay, profit sharing, severance or other compensation of any sort; and harassment, retaliation or discrimination on the basis of race, color, national original, religion, sex, sexual preference, age, veteran status, genetic information, handicap, disability or any other status protected by law.

By signing this Agreement, you confirm your intent that the release contained herein to be a general release of any and all claims to the fullest extent permissible by law. Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your rights as discussed in Section 2.c., or (iii) any claims that cannot be waived by law.

7.	You represent that you have returned to the Company the originals and all copies of any business records or documents of any kind belonging to, or related to, the Company which are or were subject to your access, custody or control, regardless of the sources from which such records were obtained. You further acknowledge that you have not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof. Additionally, you have returned to the Company all keys, security passes and other means of access to the Company’s offices and other facilities. Notwithstanding the foregoing, you are entitled to retain copies of any personnel records or documents of the Company relating to your employment that you have in your possession. You also represent that you shall promptly return to the Company any and all computer hardware, equipment and software belonging to the Company, including any and all program and/or data disks, manuals and all hard copies of Company information and data, and shall disclose to the Company any and all passwords utilized by you with regard to Company’s computer hardware and software so that the Company has immediate, full and complete access to all of the Company’s data and information stored, used and maintained by you, or to which you had access. You agree that you will not access, or attempt to access, by any means, any of the Company’s computer systems. You agree that, in the event you discover any other Company property in your possession after the date of this Agreement, you will immediately return such property to the Company.

8.

You hereby re-affirm and acknowledge your obligations under any and all agreements you have with the Company to keep it proprietary and confidential information confidential. Additionally, you hereby agree that, unless otherwise required by law, you will forever keep secret and inviolate all Confidential Information, which shall have come into your possession, and you will not use the same for your own private benefit, directly or indirectly for the benefit of others, or in a manner detrimental to the Company. Furthermore, you will not disclose such Confidential Information to any other person. The term “Confidential Information” shall include all confidential or proprietary information concerning the business and affairs of the Company, including without limitation, all trade secrets, know how and other information generally retained on a confidential basis by the Company concerning its products, services, investment and business strategies, methods, know-how, techniques, systems, software codes and specifications, formulae, inventions and discoveries, business plans, pricing, product plans and the identities of and the nature of the Company’s dealings with its executives, Board members, portfolio companies, and customers, whether or not such information shall, in whole or in part, be subject to or capable of being protected by patent, copyright or trademark laws, and regardless of whether such information contained a mark or stamp designating it as “confidential.” “Confidential Information” does not include any information which at the time of disclosure or thereafter (i) is generally available to and known by the public, other than as a result of a disclosure directly or indirectly by you, (ii) is widely known within the industries in which the Company operates, or you can demonstrate was otherwise known to you prior to becoming an employee of the Company, or (iii) becomes available to you on a non-confidential basis from a source (other than the Company or a Company employee or Board member) that is not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company. The Company hereby acknowledges that nothing in this Agreement is intended to supersede any obligations to provide you with indemnity and/or to defend you for acts taken by you in the course and scope of employment under any indemnity agreement or insurance the Company procured for such purpose.

9.	This Agreement does not prevent you from your right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding with a federal, state or local agency or department; although by signing this Agreement, you waive your right to intervene and/or to recover any damages or other relief in any charge, claim or suit brought by you or by or through any federal, state or local agency or department, except where prohibited by law. You agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred prior to the date of this Agreement. If you are not permitted to opt-out of a future class, then you agree to waive any recovery for which you would be eligible as a member of such class.

10.	You agree to reasonably cooperate with the Company and its counsel in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate in any way to events or occurrences that transpired while you were employed by the Company. Your cooperation in connection with such claims or actions will include, but not limited to, being available to meet with the Company’s counsel to prepare for discovery or any legal proceeding, and to act as a witness on behalf of the Company at mutually convenient times. The Company will reimburse you for all reasonable, pre-approved out-of-pocket costs and expenses (but not including attorneys’ fees and costs, or compensation for time) that you incur in connection with your obligations under this Section of the Agreement, to the extent permitted by law.

11.	This Agreement is intended to comply with the Older Workers’ Benefit Protection Act. You acknowledge that you have carefully read and fully understand the provisions of this Agreement. You understand that you are releasing any and all claims that might be available to you under the Age Discrimination in Employment Act (ADEA). You are not releasing claims under the ADEA that may arise after you sign this Agreement. You have the right to, and you should, consult with an attorney before signing this Agreement. You have twenty-one (21) days from the date you received this Agreement to consider it and consult with an attorney. If you choose to sign this document, you have seven (7) days to change your mind and revoke the agreement. If you choose to revoke the Agreement, you must deliver by certified mail, return receipt requested, written notice of revocation to Joseph B. Armes at the Company’s corporate office address and by email to joe.armes@cswindustrials.com. You also understand that payments to which you may become entitled by signing this Agreement will not be paid until after the seven (7) days during which you can revoke the Agreement.

12.

You and the Company acknowledge that this Agreement constitutes the entire agreement between the parties and supersedes all previous oral or written negotiations or communications between the parties, except to the extent otherwise stated herein. You acknowledge that the Company has made no promises or representations to you other than those contained in this Agreement. You acknowledge and agree that you are signing the Agreement voluntarily and without any other promises or agreements from the Company. If for any reason a court of competent jurisdiction finds any provision of this Agreement or any portion of this Agreement to be unenforceable, such provision will be enforced to the maximum extent permissible (if such provision cannot be enforced to any extent, it shall be severed) so as to implement the intentions of the parties, and the remainder will continue in full force and effect. This Agreement shall be governed, interpreted and enforced in accordance with the laws of the State of Texas. The parties agree to exclusive, mandatory and sole jurisdiction and venue in Dallas, Texas, and agree and consent to have all such disputes resolved in the courts of Dallas County, Texas. The parties further agree to waive a trial by jury and agree to have their any dispute between them determined by a judge.

13.	Notwithstanding any provision of this Agreement to the contrary, if, at the time of Employee’s termination of employment with the Company, she is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and one or more of the payments or benefits received or to be received by Employee pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earlier of (i) the date which is six (6) months after Employee’s “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), or (ii) the date of Employee’s death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code). The provisions of this Section 13 shall only apply to the extent required to avoid Employee’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Agreement would cause Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code. In the event that Employee incurs a termination of employment that does not constitute a “separation from service” as defined in Section 409A of the Code, then the Employee’s rights to the compensation described in Section 2 shall vest as of the date on which the termination of employment occurs, but payment of any amounts that constitute deferred compensation subject to Section 409A of the Code shall be deferred until the earlier of (i) the date on which the Employee incurs a separation from service as so defined (or six months thereafter if the first Section of this Section 13 applies), or (ii) the date of the participant’s death. The determination of whether the Employee is a specified employee shall be made in accordance with Treasury Regulations §1.409A-1(i), with such modifications as may be elected by the Company in accordance with §1.409A-1(i)(8). Any such election shall be deemed incorporated into this Agreement, and shall be binding upon both the Company and Employee.

The intent of the parties is to insure that the Agreement satisfies the requirements of Section 409A of the Code, and it shall be so interpreted. It is the understanding and intention of the parties that the compensation to be paid to Employee pursuant to Section 2 is exempt from Section 409A as separation pay paid only on an involuntary separation from service pursuant to Treasury Regulations §1.409A-1(b)(9)(iii); however, upon Employee’s termination of employment for any reason, the Company shall determine in good faith based upon existing authority whether such compensation is subject to Section 409A and, if the Company so determines, the provisions of the Agreement applicable to deferred compensation subject to Section 409A of the Code shall apply. Notwithstanding the foregoing, in no event shall the Company be liable or responsible for any tax penalties imposed on the Employee pursuant to Section 409A.

EMPLOYEE ACKNOWLEDGES AND WARRANTS THAT HE/SHE HAS READ AND UNDERSTANDS THE EFFECTS OF THIS EMPLOYMENT RELEASE AGREEMENT, HE/SHE HAS BEEN PROVIDED SUFFICIENT TIME TO CONSIDER THE EMPLOYEE RELEASE AGREEMENT, AND EXECUTES THE SAME OF HIS/HER OWN FREE WILL AND ACCORD FOR THE PURPOSES AND CONSIDERATION SET FORTH. EMPLOYEE FURTHER ACKNOWLEDGES AND WARRANTS TO THE COMPANY THAT HAVING CAREFULLY READ THIS EMPLOYMENT RELEASE AGREEMENT THAT HE/SHE FULLY UNDERSTANDS IT TO BE AMONG OTHER THINGS A RELEASE OF ALL CLAIMS, KNOWN OR UNKNOWN, THAT HE/SHE HAS OR MAY HAVE AGAINST THE PARTY OR PARTIES RELEASED ARISING OUT OF THE MATTERS DESCRIBED. THIS AGREEMENT MAY BE EXECUTED IN ONE OR MORE COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED TO BE AN ORIGINAL BUT ALL OF WHICH TOGETHER SHALL CONSTITUTE THE SAME INSTRUMENT.

[SIGNATURE PAGE FOLLOWS]

The parties to this Agreement are executing this Agreement as of the date set forth below.

CSW INDUSTRIALS, INC.

By:	/s/ Joseph B. Armes
Joseph B. Armes
Chairman and Chief Executive Officer

Date: June 9, 2016

Agreed and Accepted:

/s/ Kelly Tacke
Kelly Tacke

Date: June 9, 2016